     As filed with the Securities and Exchange Commission on April 1, 2002
                                            Registration Statement No. 333-75956


  ===========================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                                  PRE-EFFECTIVE
                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               DELIVERY NOW CORP.
                 (Name of small business issuer in its charter)




          Delaware                            4215                        13-4142621
 (State of incorporation or         (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of organization)        Classification Code Number)     Identification No.)
                            ------------------------
                          570 Seventh Ave., Suite 2103
                            New York, New York 10018
                                 (212) 221-0120
          (Address and telephone number of principal executive offices)

                            ------------------------
                                  Michael Conte
                      President and Chief Executive Officer

                               Delivery Now Corp.
                          570 Seventh Ave., Suite 2103
                            New York, New York 10018
                                 (212) 221-0120
            (Name, address and telephone number of agent for service)
                            ------------------------
       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            Adam S. Gottbetter, Esq.
                             Kevin F. Barrett, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                                630 Third Avenue

                            New York, New York 10017
                                 (212) 983-6900
                            ------------------------

         Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

|-|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check and following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

                                                      Proposed Maximum            Proposed
     Title of Each Class           Amount Being           Offering           Maximum Aggregate           Amount of
of Securities Being Registered      Registered      Price Per Share (1)      Offering Price (1)      Registration Fee
-------------------------------- ----------------  --------------------    ---------------------   ---------------------
  Shares of Common Stock......      1,495,000               $.10                   $149,500                 $50
  Total.......................                                                     $149,500                 $50
  Amount Due..................                                                                              $50
==============================  ================== ====================== ======================== =====================

(1)    Estimated for purposes of computing the registration fee pursuant to Rule
       457.

                           ---------------------------
         The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any state where the offer or sale is not permitted.

                      SUBJECT TO COMPLETION. DATED , 2002.

PROSPECTUS

                               DELIVERY NOW CORP.


                        1,495,000 Shares of Common Stock


         This prospectus relates to the resale by the selling stockholders of 1,495,000 shares of our common stock. The selling stockholders will sell the shares from time to time at $.10 per share until our shares are quoted on the National Association of Securities Dealers ("NASD") Over the Counter Bulletin Board ("OTCBB") and thereafter at prevaling market prices or privately negotiated prices. There is no assurance that our common stock will be included in the OTCBB. See "Plan of Distribution" beginning on page 15.


         No public market currently exists for the shares of common stock.

         We will not receive any of the proceeds from the sale of the shares by the selling stockholders.


         We are located at 570 Seventh Avenue, Suite 2103, New York, New York 10018, (212) 221-0120.


         AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 2.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is          , 2002

                                TABLE OF CONTENTS
                                                                        Page

Prospectus Summary.........................................................1
The Offering...............................................................1
Risk Factors...............................................................2
Cautionary Note Regarding Forward-Looking Statements.......................5
Determination of Offering Price............................................5
Use of Proceeds............................................................5
Capitalization.............................................................5
Management's Discussion and Analysis of Financial Condition and
  Results of Operations....................................................6
Dividend Policy............................................................6
Description of Business....................................................7
Management.................................................................7
Security Ownership of Certain Beneficial Owners and Management.............9
Certain Relationships and Related Transactions............................10
Indemnification and Limitation of Liability of Management.................11
Description of Securities.................................................11
Selling Stockholders......................................................12
Plan of Distribution......................................................14
Market for Common Equity..................................................15
Legal Proceedings.........................................................16
Legal Matters.............................................................16
Experts  .................................................................16
Where You Can Find More Information.......................................16
Index to Financial Statements.............................................17
Financial Statements.....................................................F-1

                                -----------------

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus.

                      Dealer Prospectus Delivery Obligation

Until ____, 2002 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

                               PROSPECTUS SUMMARY

Delivery Now Corp. ("DNC") was incorporated under the laws of Delaware on October 3, 2000. Our current operations are conducted through our wholly owned subsidiary, BMW Messenger Service, Inc. incorporated under the laws of New York on September 23, 1999. DNC delivers envelopes by bike messenger and packages by van in the metropolitan New York City area. DNC receives phone calls from customers seeking such delivers and then DNC despatches its messengers via two-way radio to deliver the envelopes and packages via bike and van. DNC obtains these job orders through referrals from existing customers and through its sales force. The sales force currently consists of one person who makes personal cold sales calls building by building throughout Manhattan.

In order to gain further funding DNC sold 1,495,000 shares of our common stock from December 2000 through December 2001 in a private placement offering. Michael Conte, our President, CFO and Chairman of the Board of Directors owns 1,250,000 shares of our common stock.

                                  The Offering

Shares offered by the selling
stockholders.........................    1,495,000

Common stock outstanding.............    4,020,000

Use of proceeds......................    The selling stockholders will receive
                                         the net proceeds from the sale of
                                         shares. We will receive none of the
                                         proceeds from the sale of shares
                                         offered by this prospectus.

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock.

If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

                          Risks Concerning Our Business

We have limited operating history.

We are a new enterprise that has limited operating history upon which an evaluation of our business and prospects can be based. We must, therefore, be considered to be subject to all of the risks inherent in the establishment of a new business enterprise, including the prospective development and marketing costs, along with the uncertainties of being able to effectively market our products. We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance. (See DESCRIPTION OF BUSINESS.)

We are dependent upon Michael Conte, any reduction in his role in DNC would have a material adverse effect.

The success of DNC is dependent on the vision, knowledge, business relationships and abilities of DNC's president, CFO and Chairman of the Board of Directors Michael Conte. Any reduction of Mr. Conte's role in the business would have a material adverse effect on DNC. DNC does not have an employment contract with Mr. Conte, nor a key man life insurance policy.

Michael Conte's Conflict of Interest

Michael Conte, our president, CFO and Chairman of the Board will devote approximately 20 hours per month to DNC. Mr. Conte works full time at his accounting practice, Gottbetter & Conte CPAs. This will put a serious constraint on his time and availability to address matters concerning DNC. This may have a material negative impact on DNC's operations.

We may have difficulty in obtaining additional funding, if required.

Although we believe that the funds that were raised through our most recent private placement offering of common stock will be sufficient for our needs for the next twelve months, if additional funds are needed, we may have difficulty obtaining them, and we may have to accept terms that would adversely affect our shareholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Also, lending institutions or private investors may impose restrictions on future decisions by us to make capital expenditures, acquisitions or asset sales.

We may not be able to locate additional funding sources at all or on acceptable terms. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

Lack of reliable workers.

We primarily rely on bike messengers to deliver packages for our customers. We have experienced a high turnover rate among our bike messengers and continually must hire new bike messengers. To date, we have managed to maintain what we think is adequate messenger service for our customers. However, if the turnover rate increased or if we were not able to hire enough replacements our business would be materially adversely effected.

Liability for vehicle accidents.

We may face liability for accidents that are caused by our messengers or in which our messengers are injured due to the fault of others. We do carry liability insurance for such accidents but there is no guarantee that our insurance coverage will be adequate.

Low profit margin per delivery.

We have a low profit margin per each delivery and therefore for us to be profitable we must manage our resources efficiently.

                          Risks Concerning Our Offering




If our stock does become publicly traded, we will likely be subject to the penny stock rules.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, investors in the offering may find it more difficult to sell their securities. (See PLAN OF DISTRIBUTION.)


There is no public market for our common stock and we may not qualify for NASD Over-the-Counter Electronic Bulletin Board inclusion, and therefore you may be unable to sell your shares.

There is no public market for our common stock. There can be no assurance, moreover, that an active trading market will ever develop or, if developed, that it will be maintained. Upon completion of this offering, we will attempt to have our common stock eligible for quotation on the NASD Over-the-Counter Electronic Bulletin Board ("OTCBB" or "Bulletin Board"). OTCBB eligible securities includes securities not listed on NASDAQ or a registered national securities in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, and the company is current in its periodic securities reporting obligations. DNC has engaged a broker/dealer who has filed a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quote of Inventory's common stock on the OTCBB. The market maker has committed to make a market in our securities once the Form 211 clears with the NASD. For more information on the OTCBB see its website at www.otcbb.com. If for any reason, however, any of our securities are not eligible for continued quotation on the Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets". As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for our securities. (See PLAN OF DISTRIBUTION.)


We are controlled by our president, CFO and Chairman of the Board of Directors, Directors and Manager which may result in your having no control in the direction or affairs of DNC.

Our president, CFO and Chairman of the Board of Directors, Directors and a Manager controls approximately 62% of our outstanding common stock. As a result, they have the ability to control our company and direct our affairs and business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. Any of these events could decrease the market price of our common stock. (See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.)

We do not expect to pay dividends.

We do not anticipate paying cash dividends in the foreseeable future.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this Prospectus. For this purpose, any statements contained in this Prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.



                         DETERMINATION OF OFFERING PRICE

There is no established public market for the common stock being registered. The Company arbitrarily determined the proposed offering price per share. A factor in determining the proposed price was that the Company completed a private offering of its common stock in 2001, at a price of $.10 per share.



                                 USE OF PROCEEDS


     We will not receive any proceeds from the sale of the stockholder's shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling shareholders. The estimated expense of the offering is $75,355. The Company will bear the expenses in connection with the registration statement.


                                 CAPITALIZATION


The following table sets forth our capitalization as of December 31, 2001.


Total Liabilities...........................................................................   $25,870
Stockholders' equity:
         *Common stock, $.0001 par value; authorized 50,000,000 shares,
                  issued and outstanding 4,020,000 shares ..................................       302
         Preferred stock, $.0001 par value; authorized 5,000,000 shares,
                  issued and outstanding -0- ...............................................        --
         Additional paid-in capital.........................................................   128,274
         Retained earnings..................................................................   (26,327)
Total shareholders' equity..................................................................   102,348
Total capitalization........................................................................   203,218

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview


Delivery Now Corp. ("DNC") was incorporated under the laws of Delaware on October 3, 2000. Our current operations are conducted through our wholly owned subsidiary BMW Messenger Service, Inc. incorporated under the laws of New York on September 23, 1999. BMW Messenger Service, Inc. operated as an envelope and package delivery service throughout New York City from inception until it was acquired by DNC. In October 2000, DNC acquired BMW Messenger Service, Inc. DNC issued 2,500,000 shares of its common stock to Michael Conte in exchange for all of the shares of BMW Messenger Service, Inc. Mr. Conte was the sole shareholder of BMW Messenger Service, Inc.

Over the past fiscal year we have experienced an increase in customers and revenue. We have hired additional staff. Apart from the business slow down in September due to the terrorist attack of September 11, 2001, our business has improved steadily in 2001.

The total revenues for the last fiscal year ended September 30, 2001 were $686,738, compared to $386,437 for the year before. Total revenues for the three months ended December 31, 2001, were $176,720, compared with the three months ended December 31, 2000, which were $129,104. This increase in revenue was due to an expanding customer base and increased prices for services rendered.

The material general and administrative expenses for the last fiscal year ended September 30, 2001 were $206,102; compared to $142,006 for the year before.
The material general and administrative expenses for the three months ended December 31, 2001, were $77,165, compared with the three months ended December 31, 2000, which were $61,107. This increase in expenses was due to an increase in office staff and bike messengers, and related increases in expenses to service an increase in sales.

The total operating expenses for the last fiscal year ended September 30, 2001 were $707,112, compared to $359,099 for the year before. The total operating expenses for the three months ended December 31, 2001, were $208,218, compared with the three months ended December 31, 2000, which were $169,907. This increase in expenses was due to an increase in office staff and bike messengers, and related increases in expenses to service an increase in sales.

Net losses for the last fiscal year ended September 30, 2001 were $21,477, compared to a net income of $26,588 for the year before. This loss was partly attributed to by the legal, accounting and related fees paid as a result of preparing this prospectus. These fees totaled approximately $75,355.


DNC believes that its prospects are good and that its business will continue to expand. We expect to hire 5 to 10 additional employees within the next 12 months. DNC's collection rate of account's receivable has improved for the 1st quarter of 2002 over the first quarter of 2001.


DNC believes that it will not need to raise additional funds in the next twelve months.

                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

                             DESCRIPTION OF BUSINESS

Corporate History




DNC delivers envelopes by bike messenger and packages by van in the metropolitan New York City area. DNC receives phone calls from customers seeking such delivers and then DNC despatches its messengers via two-way radio to deliver the envelopes and packages via bike and van. DNC obtains these job orders through referrals from existing customers and through its sales force. The sales force currently consists of one person who makes personal cold sales calls building by building throughout Manhattan.

Employees



As of April 1, 2002 we have twenty employees. All employees are full-time.
Five employees work in the office and fifteen make deliveries. We expect to hire 5 to 10 employees within the next twelve months. We do not believe that this hiring will have a significant financial impact on the Company. There are no collective bargaining agreements in effect. We believe the relations with our employees are good.



Intellectual Property

We have no trademark, copyright or patent protection at this time.

Regulation

Our operations are not currently subject to direct regulation by governmental agencies other than regulations applicable to businesses generally.

Properties

We currently lease office space for our corporate headquarters in New York City. Our monthly lease expense is $1,284. We believe that our properties are adequate and suitable for their intended purposes.


Customers

DNC's customers consist of small and medium size businesses throughout
Manhattan.

Competition

There are hundreds of competitors large and small in New York City. The barriers to entry are insignificant. We are one of the smaller size firms in our industry.

Legal Proceedings

We do not believe there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

                                   MANAGEMENT


Executive Officers, Directors and Significant Employees

The following table sets forth certain information regarding our executive officers, directors and significant employees:



      Name                 Age                    Position
-----------------------  --------  ----------------------------------------------------
 Michael Conte              43     President, Treasurer, CFO and Chairman of the Board
 Kenneth Coder              47     Secretary, Director
 Steven Katz                53     Director
 Brian Seinwels             29     Manager


Michael C. Conte, President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board, has been an officer and a director since inception. Mr. Conte has been engaged as an independent contractor and certified public accountant by Paul B. Gottbetter since June 1980 and does business under the name Gottbetter & Conte. Mr. Conte is a Certified Public Accountant. Mr. Conte received his B.S. in Accounting from New York University in 1980.

Kenneth Coder, Secretary and Director, has been an officer since October 2000. From 1990 to 1999 he was a partner in the accounting firm of Rosenberg & Coder in New York, New York. He now practices as Kenneth C. Coder, CPA. Mr. Coder is a Certified Public Accountant. He received his B.S. in Accounting from Queens College in New York in 1981.

Steven Katz, Director, has been a director since September, 2001. Since 1984 Steven Katz has been President of Steven Katz & Associates, Inc., a management consulting firm specializing in strategic planning and corporate development. From 1983 to 1984, he was Executive Vice President and co-founder of S.K.Y. Polymers, Inc., a bio-materials company. Prior to this, Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp, N.A. From 1976 to 1980, he held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon (1975) and Price Waterhouse & Co. (1969 to 1974). Mr. Katz received a Bachelor of Business Administration degree in Accounting from the City College of New York in 1969. He is presently a member of the boards of directors of the following publicly held companies: Senesco Technologies, Inc.; Biophan Technologies, Inc.; and USA Technologies, Inc.


Brian Seinwels, Manager, has been the manager of BMW Messenger Service, Inc. (DNC's wholly owned subsidiary) since 1999. From 1997 to 1999 he was the sales manager for Pace Courier, Inc., another courier company based in New York City.


Executive Compensation


We have paid Michael Cunte $18,400 during the year ended September 30, 2001, and $10,888 during the quarter ended December 31, 2001. We have not paid any of our other officers or directors from inception on October 3, 2000 through April 1, 2002. No executive compensation has accrued.



2001 Stock Option Plan

We adopted our 2001 Stock Option Plan on June 29, 2001. The plan provides for the grant of options intended to qualify as "incentive stock options", options that are not intended to so qualify or "nonstatutory stock options" and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of "reload options" described below. We have not yet granted any options or stock appreciation rights under the plan.

The plan is presently administered by our board of directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan shall be evidenced by a written agreement between us and the optionee.

Options may be granted to our employees (including officers) and directors and certain of our consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to

10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for nonstatutory stock options is determined by the board of directors. Incentive stock options granted under the plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of nonstatutory stock options is determined by the board of directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

The board of directors may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of common shares equal to the sum of (i) the number of shares of common stock used to exercise the option, and (ii) with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option.

Also, the plan allows the board of directors to award to an optionee for each share of common stock covered by an option, a related alternate stock appreciation right, permitting the optionee to be paid the appreciation on the option in lieu of exercising the option. The amount of payment to which an optionee shall be entitled upon the exercise of each stock appreciation right shall be the amount, if any, by which the fair market value of a share of common stock on the exercise date exceeds the exercise price per share of the option.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT



The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2002. The information in this table provides the ownership information for:



       a. each person known by us to be the beneficial owner of more than 5% of our common stock;

       b.     each of our directors;

       c.     each of our executive officers; and

       d. our executive officers, directors and director nominees as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership are based on 4,020,000 shares outstanding. There are currently no outstanding options or warrants to purchase any common stock.

Name and Address of                         Number of Shares       Percentage
Beneficial Owner                           Beneficially Owned     Outstanding
--------------------------------------   ----------------------  ---------------
Michael Conte                                  1,250,000              31%
570 Seventh Ave., Suite 2103
New York, NY 10018

Kenneth Coder                                      5,000          less than 1%
570 Seventh Ave., Suite 2103
New York, NY 10018

Steven Katz                                       10,000          less than 1%
440 S. Main  St.
Milltown, NJ 08850

All Executive Officers and Directors
as a Group (2 persons)                         1,265,000              31%

Brian Seinwels                                 1,250,000              31%
1170 Broadway, Suite 209
New York, NY 10001

** KGL Investments, Ltd.                          50,000          less than 1%
630 Third Avenue, 5th Floor
New York, New York 10017

** KGL Investment, Ltd. is owned and controlled by Kaplan Gottbetter & Levenson, LLP, counsel for the Company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We issued 2,500,000 shares of our common stock to Michael C. Conte, our President, CFO and Chairman of the Board of Directors in exchange for the transfer from Mr. Conte of all the shares of BMW Messenger Service, Inc. to DNC.

BMW Messenger Service, Inc., a New York corporation, is a wholly owned subsidiary of DNC.

Michael C. Conte, our president and director, is affiliated with Paul B. Gottbetter, together they do accounting work as Gottbetter & Conte. Paul B. Gottbetter is the father of Adam Gottbetter, who is a partner in Kaplan Gottbetter & Levenson, LLP, our attorneys.

We issued 50,000 shares of our common stock to KGL Investments, Ltd., the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Company. The shares were issued in exchange for $5,000 worth of legal services rendered (the shares were valued at $.10 per share).

From December, 2000 to December, 2001, we issued 1,495,000 shares of its common stock at $.10 per share, pursuant to a private offering to accredited investors and a limited number of sophisticated investors, for a total of $149,500.

In January, 2001, Michael Conte transferred 1,250,000 of his shares of his common stock valued at par value $.0001 per share to Brian Seinwels, an employee of DNC, pursuant to an option agreement.

In September, 2001, we issued 10,000 shares of its common stock, valued at $.10 per share to director Steve Katz.

In June 2001, we issued 5,000 shares of its common stock, valued at $.10 per share to secretary and director Kenneth Coder.




We believe that the terms of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm's length basis. To the extent we may enter into any agreements with related parties in the future, the board of directors has determined that such agreements must be on similar terms.

                         INDEMNIFICATION AND LIMITATION
                           OF LIABILITY OF MANAGEMENT

This will limit your ability as shareholders to hold officers and directors liable and collect monetary damages for breaches of fiduciary duty, and requires us to indemnify officers and directors to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons under these provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is unenforceable.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 50,000,000 shares of Common Stock, par value $.0001 per share, of which 4,020,000 shares are issued and outstanding as of the date of the prospectus, and 5,000,000 shares of preferred stock, par value $.0001 per share, of which no shares are issued and outstanding, the rights and preferences of which may be established from time to time by our Board of Directors.

The following description of our securities contains all material information. However, the description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation together with our corporate bylaws.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

       a. all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

       b. all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

       c. all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

Reports to Stockholders

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends September 30.

Transfer Agent

We have appointed Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004 as transfer agent for our common stock.

                              SELLING STOCKHOLDERS

All of the shares of DNC common stock offered under this prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus.

All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by such holders.

The selling stockholders are offering a total of 1,495,000 shares of DNC common stock. The selling stockholders are not, nor are they affiliated with, broker dealers. The following table sets forth:

       a.     the name of each person who is a selling stockholder;

       b. the number of securities owned by each such person at the time of this offering; and

       c. the number of shares of common stock such person will own after the completion of this offering.

The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.

                                     Number of                          Shares Owned                      Shares Owned
                                      Shares                       Prior to the Offering               After the Offering
    Selling Stockholder              Offered                    Number            Percentage        Number          Percentage
-------------------------------     -----------        -------------------------  -------------------------------------------------
Berinoto, Josephine                    2,000                      2,000                *              -0-               -0-
Brown, Christopher                     1,000                      1,000                *              -0-               -0-
Burckhardt, Thomaz C.                 50,000                     50,000                1              -0-               -0-
Christen, Thomas                     200,000                    200,000                4.9            -0-               -0-
Cohen, Gerald B.                       3,000                      3,000                *              -0-               -0-
Cohen, Neal W.                         2,500                      2,500                *              -0-               -0-
Coker, Peter, Jr.                     10,000                     10,000                *              -0-               -0-
Coker, Peter, Sr.                     10,000                     10,000                *              -0-               -0-
Connaughton, Amanda                    1,000                      1,000                *              -0-               -0-
Crystal Overseas Trading Inc.        125,000                    125,000                3
Florio, Carlotta                       1,500                      1,500                *              -0-               -0-
Galioto, Grayce G.                     5,000                      5,000                *              -0-               -0-
Gottbetter, Paul B.                    5,000                      5,000                *              -0-               -0-
Graham, Marcus                         1,000                      1,000                *              -0-               -0-

                                     Number of                          Shares Owned                       Shares Owned
                                      Shares                        Prior to the Offering              After the Offering
    Selling Stockholder              Offered                      Number          Percentage         Number         Percentage
-------------------------------     -----------        -------------------------  -------------------------------------------------
Guarini, Robert J.                     10,000                    10,000                *              -0-               -0-
Gunter, Shaaron K.                      1,250                     1,250                *              -0-               -0-
Hancock, Abigail                        5,000                     5,000                *              -0-               -0-
Hatcher, Katje E.                       1,000                     1,000                *              -0-               -0-
Kaplan, Douglas                         2,000                     2,000                *              -0-               -0-
Kauffman, Jeffrey I., Dr.               5,000                     5,000                *              -0-               -0-
Kaussen, Winfried                       5,000                     5,000                *              -0-               -0-
KGL Investments, Ltd.                  50,000                    50,000                *              -0-               -0-
Kramon, Florence                        2,500                     2,500                *              -0-               -0-
La Centra, Ann                          2,000                     2,000                *              -0-               -0-
Levenson, Paul R.                       2,500                     2,500                *              -0-               -0-
Levner, Lawrence H.                     2,000                     2,000                *              -0-               -0-
Ming Capital Enterprises Ltd.         175,000                   175,000                4              -0-               -0-
Ostrovsky, Debbi                        2,000                     2,000                *              -0-               -0-
Parisella, Mae                          2,000                     2,000                *              -0-               -0-
Partner Marketing AG                  200,000                   200,000                4.9            -0-               -0-
Rapfogel, Scott E.                      4,000                     4,000                *              -0-               -0-
Rector, David                           5,000                     5,000                *              -0-               -0-
Rubenstein, Florence                    5,000                     5,000                *              -0-               -0-
Schirmer, Susan J.                      1,000                     1,000                *              -0-               -0-
Seloz Gestion Finance SA              200,000                   200,000                4.9            -0-               -0-
Shangri-La Investments Inc.           200,000                   200,000                4.9            -0-               -0-
Shapiro, Joyce E.                      10,250                    10,250                *              -0-               -0-
Smith, James G.                         1,000                     1,000                *              -0-               -0-
Sprung, Priscilla                       1,000                     1,000                *              -0-               -0-
Tuttle, Thomas                          1,000                     1,000                *              -0-               -0-
Turbo International, Inc.             175,000                   175,000                4              -0-               -0-
Viking Investment Group II, Inc.        5,000                     5,000                *              -0-               -0-
Ziluck, Scott, A.                       2,500                     2,500                *              -0-               -0-

                                     Number of                          Shares Owned                       Shares Owned
                                      Shares                        Prior to the Offering              After the Offering
    Selling Stockholder              Offered                      Number          Percentage         Number         Percentage
-------------------------------     -----------        -------------------------  -------------------------------------------------


Total                                1,495,000                 1,495,000              100%             -0-               -0-


* Indicates less than one percent of the total outstanding common stock.

                              PLAN OF DISTRIBUTION


The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $.10 per share until our shares are quoted on the National Association of Securities Dealers ("NASD") Over the Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. We will pay the expenses incurred to register the shares being offered by the Selling Stockholders for resale, but the Selling Stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%. The selling stockholders may use any one or more of the following methods when selling shares:


    a. ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    b. block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    c. purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    d.   privately negotiated transactions; and

    e.   a combination of any such methods of sale.

In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus.


In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Selling shareholders may sell their shares in all 50 states in the U.S. DNC will be profiled in the Standard & Poor's publications or "manuals".

                            MARKET FOR COMMON EQUITY

Shares Eligible for Future Sale

Market Information


There is no public trading market on which DNC's Common Stock is traded. DNC has engaged a broker/dealer who has filed a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quote of DNC's common stock on the NASD Over-the-Counter Bulletin Board (OTCBB). There is no assurance that our common stock will be included on the OTCBB.

There are forty-eight (48) record holders of common equity.

There are no outstanding options or warrants to purchase, or securities convertible into, common equity of DNC.

We have outstanding 4,020,000 shares of our common stock. Of these shares, 1,495,000 shares, will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. Non-affiliates currently hold 1,505,000 shares of our common stock (38%) of our outstanding shares. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1)% of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a From 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                                LEGAL PROCEEDINGS

We are not a party to, nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                                  LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017.

                                     EXPERTS



The financial statements of Delivery Now Corp., and subsidiary, as of September 30, 2001 and for the period from September 30, 1999 through September 30, 2001, (and through December 31, 2001, unaudited) have been included herein and in the registration statement in reliance upon the report of Rogoff & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accountant and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of this registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


                        Delivery Now Corp. and Subsidiary


Auditors' Report ........................................................... F-1


Balance Sheet of September 30, 2001 (Audited);
         December 31, 2001 (Unaudited) ......................................F-2

Statements of Operations for the years ended September 30, 2001 and 2000 (Audited); Three months ended December 31, 2001
         and 2000 (Unaudited)................................................F-3

Statement of Changes in Shareholders' Equity for the years ended
         September 30, 2001 and 2000 (Audited); Three month period
         ended December 31, 2001 (Unaudited)................................ F-4

Statements of Cash Flows for the years ended September 30, 2001 and 2000 (Audited); Three months ended December 31, 2001
         and 2000 (Unaudited) ...............................................F-5


Notes to Financial Statements .............................................. F-6

                    [Letterhead of Rogoff & Company, P.C.]






                         Independent Auditors' Report

The Shareholders and Board of Directors
Delivery Now Corp.:

We have audited the accompanying consolidated balance sheet of Delivery Now Corp. and subsidiary as of September 30, 2001 and the related consolidated statements of operations, cash flows and changes in shareholders' equity (deficit) for each of the two years ended September 30, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Delivery Now Corp. and subsidiary at September 30, 2001, and the results of their operations, their cash flows and their changes in shareholders' equity for each of the two years ended September 30 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

                                               /s/ Rogoff & Company, P.C.




New York, NY

November 29, 2001 (except for note
9, which is as of December 17, 2001)

                              Delivery Now Corp.
                                and Subsidiary

                          Consolidated Balance Sheets
        September 30, 2001 (Audited) and December 31, 2001 (Unaudited)


                                         September 30,     December 31,
                                             2001              2001
                                         -------------     ------------
                                                           (Unaudited)
                                    Assets

Current Assets:
  Cash                                       $  6,897     $ 97,694
  Accounts receivable, net of
    Allowance for doubtful accounts
    accounts of $1,816 and $1,636              88,987       80,173
  Loans to shareholders                        10,000       10,000
  Prepaid expenses                             12,085       10,727
                                              -------      -------
Total current assets                          117,969      198,594
                                              -------      -------

Fixed Assets:
  Office equipment (net of accumulated
    depreciation of $829 and $942)              2,337        2,224
                                              -------      -------
Total Fixed Assets                              2,337        2,224
                                              -------      -------

Other Assets:
  Security deposits                             2,400        2,400
                                              -------      -------

Total assets                                 $122,706     $203,218
                                              =======      =======


                     Liabilities and Shareholders' Equity

Current Liabilities:
  Loans payable                              $ 73,474     $  5,801
  Accounts payable and accrued
    expenses payable                            6,846       20,069
                                              -------      -------
Total current liabilities                      80,320       25,870

Long-term liabilities:
  Loans payable                                     -       75,000
                                              -------      -------
Total liabilities                              80,320      100,870
                                              -------      -------


Shareholders' Equity:
  Common stock - 50,000,000 shares

    authorized; 3,024,750 and 4,020,000
    shares issued and outstanding;
    par value $.0001                              302          401
  Preferred stock - 5,000,000 shares
    authorized; -0- shares issued and
    outstanding; par value $.0001                   -            -
  Additional paid in capital                   36,973      128,274
  Retained earnings                             5,111      (26,327)
                                              -------      -------
Total shareholders' equity                     42,386      102,348
                                              -------      -------

Total liabilities and shareholders' equity   $122,706     $203,218
                                              =======      =======



          See accompanying Notes to Consolidated Financial Statements

                              Delivery Now Corp.
                                and Subsidiary

                     Consolidated Statements of Operations

                                                                        Three months
                                                 Year Ended                Ended
                                                September 30,           December 31,
                                               ---------------         ---------------
                                               2001       2000         2001       2000
                                               ----       ----         ----       ----
                                                                         (Unaudited)

Revenues:                                  $ 686,738   $ 386,437   $ 176,720   $  129,104

Operating Expenses:
  Service expenses                           483,196     217,093     128,479      101,851
  Selling expenses                            17,814           -       2,574        6,949
  General and administrative expenses        206,102     142,006      77,165       61,107
                                            --------    --------    --------    ---------

Total operating expenses                     707,112     359,099     208,218      169,907
                                            --------    --------    --------    ---------

Other Income:
  Interest                                       187           -          60            -
  Capital gain (loss)                           (665)          -           -            -
                                            --------    --------    --------    ---------
Total other income (loss)                       (478)          -          60            -
                                            --------    --------    --------    ---------

Income (loss) before income taxes            (20,852)     27,338     (31,438)     (40,803)

Income tax expense                               625         750           -            -
                                            --------    --------    --------    ---------

Net income (loss)                          $ (21,477)  $  26,588   $ (31,438)  $  (40,803)
                                            ========    ========    ========    =========


Net Income (Loss) Per Share:
  Basic                                    $   (0.01)  $    0.01    $  (0.01)  $   (0.02)
  Diluted                                      (0.01)       0.01       (0.01)      (0.02)
                                            ========    ========    ========    ========

Weighted average shares of common stock
  used in calculation of net income/
  (loss) per share                         2,757,986   2,550,000   3,225,503    2,466,848
                                           =========   =========   =========    =========




          See accompanying Notes to Consolidated Financial Statements.

                              Delivery Now Corp.
                                and Subsidiary

           Consolidated Statements of Changes in Shareholders' Equity
            For the years ended September 30, 2001 and 2000 (Audited)
             Three-month period ended December 31, 2001 (Unaudited)

                                                     Additional
                               Number of   Capital    Paid-In    Earnings
                                 Shares     Stock     Capital    (Deficit)    Total
                               ---------   -------   ----------  ---------    -----

Purchase of subsidiary -
  October 3, 2000              2,500,000   $   250    $ 1,050    $      -   $  1,300

Inkind contributions:
  Contributed legal

    Services                      50,000         5      4,995           -      5,000
Net income/loss                        -         -          -      26,588     26,588
                               ---------    ------    -------     -------    -------
Balances, September 30, 2000   2,550,000       255      6,045      26,588     32,888

Issuance of common stock
  at $0.10 per share, net
  of $16,500 direct costs
  January - September 2001       459,750        46     29,429           -     29,475

Issuance of common stock
  for compensated services        15,000         1      1,499           -      1,500

Net income/loss                        -         -          -     (21,477)   (21,477)
                               ---------    ------    -------     -------    -------

Balances, September 30, 2001   3,024,750   $   302   $ 36,973    $  5,111   $ 42,386
                               ---------    ------    -------     -------    -------

Three-month period ended December 31, 2001(unaudited):

Issuance of common stock
  at $.10 per share, net of
  $17,125 direct costs           985,250        98     81,302           -     81,400

Issuance of common stock at $1
  per share in exchange for
  conversion of loan payable      10,000         1      9,999           -     10,000

Net loss                               -         -          -     (31,438)   (31,438)
                               ---------    ------     ------     -------    -------
Balances December 31, 2001     4,020,000   $   401   $128,274    $(26,327)  $102,348
                               ==========   =======   =======     =======    =======



           See accompanying Notes to Consolidated Financial Statements

                              Delivery Now Corp.
                                and Subsidiary

                      Consolidated Statements of Cash Flows

                                                                                   Three months
                                                          Years Ended                 Ended
                                                          September 30             December 31
                                                        ---------------          ----------------
                                                        2001       2000          2001        2000
                                                        ----       ----          ----        ----
                                                                                   (Unaudited)
Cash flows from operating activities:

  Net income (loss)                                  $(21,477)    $ 26,588    $(31,438)    $(40,803)
  Adjustments to reconcile net income to
  net cash provided by operating activities:
  Depreciation and amortization                         1,299        8,534         113          960
  Common stock issued for services                      1,500        5,000           -            -
                                                      -------      -------     -------      --------
                                                      (18,678)      40,122     (31,325)     (39,843)
  Decrease (increase) in accounts receivable          (13,426)     (75,561)      8,814       27,746
  Decrease (increase) in prepaid expenses             ( 2,016)     (10,069)      1,358        3,668
  Increase (decrease) in accounts payable
    and accrued expenses                              ( 6,616)      13,461      13,223        1,978
                                                      -------      -------     -------      --------

Cash provided (used) by operating activities          (40,736)     (32,047)    ( 7,930)     ( 6,451)

Cash flows (used) by investing activities:

  (Increase) in security deposits                           -       (2,400)          -            -
  (Increase) in loans to stockholders                 (10,000)           -           -            -
  (Increase) in loans receivable                            -            -           -      (   480)
   Purchase of fixed assets                                 -      (26,850)          -            -
                                                      -------      -------     -------      --------

Cash (used) by investing activities                   (10,000)     (29,250)          -      (   480)
                                                      -------      -------     -------      --------

Cash provided (used) by financing activities:

  Contributions from stockholders                           -        1,300           -            -
  Proceeds from loans                                  29,654       58,501      75,000            -
  Repayment of short term borrowings                        -            -     (57,673)     ( 5,963)
  Proceeds (repayment) of stockholder loans           (22,800)      22,800           -            -
  Proceeds of private placement offering net
    of $16,500 and $17,125 direct costs                29,475            -      81,400            -
                                                      -------      -------     -------      --------
Cash provided by financing activities                  36,329       82,601      98,727      ( 5,963)
                                                      -------      -------     -------      --------

Increase (decrease)in cash                            (14,407)      21,304      90,797      (12,894)

Cash, beginning of year                                21,304            -       6,897       21,304
                                                      -------      -------     -------      --------

Cash, end of year                                    $  6,897     $ 21,304    $ 97,694     $  8,410
                                                      =======      =======     =======      ========

Supplemental cash flow disclosures:

  Cash paid for interest                              $ 4,681     $  1,446    $    959     $  1,299
  Cash paid for income taxes                          $   400     $      -    $      -     $    400
Non-cash investing and financing activities:
  Vehicle surrendered in exchange for
     cancellation of vehicle loan                     $14,681     $      -    $      -     $      -
  Common stock issued for repayment
     Of loan payable                                  $     -     $      -    $ 10,000     $      -



                 See accompanying Notes to Financial Statements.

                               Delivery Now Corp.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                               September 30, 2001
  (Information for the three months ended December 31, 2001 and 2000 Unaudited)

1.       Nature of Business

Delivery Now Corp. ("DNC", "The Company"), delivers through its wholly owned subsidiary BMW Messenger Service, Inc. envelopes by bike messengers and packages by van in the metropolitan New York City area. DNC receives phone calls from customers seeking such deliveries and then DNC dispatches its messengers via two-way radio to deliver the envelopes and packages via bicycle or van. DNC obtains these job orders through referrals from existing customers and through its sales force.

2.       Basis of Presentation and Consolidation

BMW Messenger Service, Inc. ("BMW") was formed on September 23,1999 in New York and operated as an S Corporation through October 3,2000 when it was acquired by DNC. BMW had no transactions for the period between September 23, 1999 and September 30, 1999. Michael Conte was the sole owner of BMW.

DNC was incorporated on October 3, 2000 in Delaware. On that same date DNC acquired one hundred percent of BMW's common stock in exchange for 2,500,000 shares of DNC's common stock, owned by DNC's sole shareholder at the time, Michael Conte.

Accordingly, this business combination was accounted for at historical cost as an exchange of shares between enterprises under common control. The consolidated statements of operations, changes in shareholders' equity and cash flows include the activities of both companies from the inception of BMW in September 1999 as if BMW had been a wholly owned subsidiary of DNC for all periods presented.

The consolidated financial statements include the accounts of Delivery Now Corp. and its wholly owned subsidiary, BMW Messenger Service, Inc. All intercompany transactions and balances have been eliminated.

3.       Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets, liabilities and matters for disclosure at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimated.

Revenue Recognition

The financial statements have been prepared on the accrual basis of accounting. Revenue is recognized upon delivery of envelopes and packages and expenses are recognized as incurred, whether or not such transactions have been settled by the receipt or payment of cash.

                               Delivery Now Corp.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                               September 30, 2001
  (Information for the three months ended December 31, 2001 and 2000 Unaudited)


3.       Significant Accounting Policies-(continued)

Fixed Assets

Fixed assets, consisting of office equipment, are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets:

                   Computer equipment            5 years
                   Furniture and fixtures        5 to 7 years

Property and equipment includes computer equipment and furniture and fixtures of $3,166 on both September 30, 2001 and December 31, 2001 and accumulated depreciation of $829 on September 30, 2001 and $942 on December 31, 2001.

Credit Risk

Accounts receivable consists of balances due from a large number of customers. The Company requires no collateral from its customers. The Company maintains an allowance for doubtful accounts based on the current evaluation of the expected collectibility of its accounts receivable.

Income Taxes

The Company uses the liability method for income taxes as required by SFAS No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Financial Instruments

Current assets and liabilities are reported at their face amount, which, because of their short-term nature approximates fair value.

Dividends

Delivery Now Corp. does not expect to pay cash dividends on its common stock in the foreseeable future. The Board of Directors has sole discretion to pay cash dividends based on the company's financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

Comprehensive Loss

There is no difference in the Company's historical net losses as reported and the comprehensive net losses for all periods presented.

                               Delivery Now Corp.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                               September 30, 2001
  (Information for the three months ended December 31, 2001 and 2000 Unaudited)


3.       Significant Accounting Policies-(continued)

Net Income (Loss) Per Share

Basic net income/loss per share is computed by dividing net income/loss (after deducting dividends, if any, declared on preferred stock) by the weighted average number of shares outstanding for the period. The calculation of basic and diluted net loss per share is as follows:

                                                                  Three
                                       Years Ended             Months Ended
                                       September 30             December 31
                                    -----------------        ----------------
                                    2001         2000        2001        2000
                                    ----         ----        ----        ----
                                                                (Unaudited)

Net loss per share:
   Net Income (loss)              $( 21,477)   $ 26,588   $( 31,438)  $( 40,803)
                                   ========     =======    ========    ========
Weighted average shares of
  Common stock outstanding
  used in calculation of
  basic and diluted net
  loss per share                  2,757,986    2,550,000  3,225,503   2,446,848
                                  =========    =========  =========   =========

Basic and diluted net loss        $  ( 0.01)   $    0.01  $   (0.01)  $   (0.02)
                                   ========     ========   ========    ========


4.       Stockholders' Equity, Related Party Transactions and
         Compensated Services

Delivery Now Corp. (DNC) issued 2,500,000 shares of its common stock to Michael Conte, DNC's President, CEO, CFO and Director in exchange for the transfer from Mr. Conte to DNC of all of the outstanding shares of BMW Messenger Service, Inc. The fair-market value of the two million five hundred thousand (2,500,000) shares of stock transferred to Mr. Conte were valued at a price that equaled the fair value of the assets acquired, less liabilities assumed from BMW Messenger Service, Inc. In January, 2001 Michael Conte sold 1,250,000 of his shares of common stock to Brian Seinwels, one of DNC's officers.

In addition, fifty thousand (50,000) shares of DNC's common stock were issued to Kaplan, Gottbetter & Levenson, LLP, DNC's legal representatives, in exchange for $5,000 worth of legal services rendered by the above named legal firm. These shares were valued at $.10 per share.

In October 2000, the Company's board of directors authorized a private placement offering of DNC's common stock to a limited number of sophisticated investors at a price of $.10 per share. By September 30, 2001 DNC completed the private placement of 459,750 shares of common stock, resulting in cash proceeds of $45,975.

                               Delivery Now Corp.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                               September 30, 2001
  (Information for the three months ended December 31, 2001 and 2000 Unaudited)

4.       Stockholders' Equity, Related Party Transactions and
         Compensated Services-(continued)

In June 2001, the Company issued 5,000 shares of common stock to director Kenneth Coder and in September 2001, the Company issued 10,000 shares of common stock to director Steve Katz as a compensation for their services. These shares were valued based upon the price placed on the shares during the private placement ($.10 per share.)

Holders of common stock are entitled to one vote for each share held, as all matters submitted to a vote of stockholders and do not have cumulative voting rights.

At September 30, 2000 Mr. Conte had an outstanding loan receivable from the Company of $22,800 that was repaid in the year ended September 30, 2001. In addition, during the year ended September 30, 2001 the Company loaned $10,000 to Brian Seinwels, who is one of the Company's officers and shareholders.

5.          Stock Options

Delivery Now Corp. adopted its 2000 Stock Option Plan in October 2000. The plan provides for the grant of options intended to qualify as incentive stock options, options that are not intended to qualify or nonstatutory stock options and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of reload options. DNC has not yet granted any options or stock appreciation rights under the plan.

The plan is presently administered by DNC's Board of Directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price thereof and the period during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan.

Options may be granted to DNC's employees (including officers) and directors and certain of DNC's consultants and advisors.

6.       Leases

The company leases office space at its location in New York City pursuant to lease agreements expiring September 30, 2002.

Minimum future payments pursuant to lease commitments in effect at September 30, 2001 amount to the following:

          Year Ended
         September 30,                            Total
         -------------                            -----
             2002                               $ 15,408

                               Delivery Now Corp.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                               September 30, 2001
  (Information for the three months ended December 31, 2001 and 2000 Unaudited)


7.       Short-Term Borrowings

At September 30, 2001 the Company had two line of credit agreements, one with JP Morgan Chase for $50,000 at an annual percentage rate of 6% and one with First Savings Bank for $20,000 at an annual percentage rate of 6.5%. Subsequent to year-end, the Company signed a business installment loan with JP Morgan Chase for $75,000, see Note 10(a), with which they repaid both lines of credit. The Company's short-term borrowings on its lines of credit as of September 30, 2001 were as follows:

                                       September 30,    December 31,
                                           2001            2001
                                       -------------    ------------

          JP Morgan Chase                $ 45,292        $      -
          First Savings Bank                8,900               -
          Loan Employee (A)                10,000               -
          Insurance Financing Loan (B)      9,282           5,801
                                          -------         --------
                                         $ 73,474        $  5,801
                                          =======         ========

(A) The Company borrowed $10,000 from Jean DiFresco, a Company employee at no interest. The loan was subsequently converted to 10,000 shares of the Company's common stock.

(B) The Company also owes $9,282,($5,801 at December 31, 2001) to a vendor for financing BMW's commercial insurance premium at an annual interest rate of 10.50%.

8.       Income Taxes

At September 30,2001 the companies have for tax purposes consolidated net losses ("NOL") of approximately $12,600. The differences between financial reporting and tax bases of assets and liabilities are not significant.

At a statutory tax rate of fifteen percent, the future tax benefit of the NOL would be approximately $1,900. However, this amount has been reduced by a 100% valuation allowance, because in the opinion of management, it is more likely than not, based on available information that the benefit will not be realized.

9.   Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued Statement No. 141 Business Combinations and Statement No. 142 Goodwill and Other Intangible Assets. These statements become effective to the Company on July 1, 2001 for Statement No. 141 and August 1, 2002 for Statement No. 142. The Company has not completed any business combinations as of September 30, 2001 and management cannot currently assess what effect the future adoption of these pronouncements will have on the Company's financial statements.

                               Delivery Now Corp.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                               September 30, 2001
  (Information for the three months ended December 31, 2001 and 2000 Unaudited)


9.   Recent Accounting Pronouncements-(continued)

In June 15, 2001, the Financial Accounting Standards Board also issued Statement No. 143 Accounting For Asset Retirement Obligations and in August 15, 2001, Statement No. 144 Accounting For Impairment and Disposal of Long Lived Assets.

Statement No. 143 will change the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs in four significant ways. First, Statement 143 requires that the amount initially recognized for an asset retirement obligation be measured at fair market value and not under the current practice of using a cost-accumulation measurement approach. Second, Statement 143 requires that the retirement obligation liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. Prior practice did not require discounting of the retirement obligation liability and therefore no accretion was recorded in periods subsequent to the initial recognition period. Third, under prior practice, dismantlement and restoration costs were taken into account in determining amortization and depreciation rates and often the recognized asset retirement obligation was recorded as a contra-asset. Under Statement 143, recognized asset retirement obligations are recognized as a liability. Fourth, under prior practice, the asset retirement obligation was recognized over that useful life of the related asset and under Statement 143 the obligation is recognized over that useful life of the related asset and under Statement 143 the obligation is recognized when the liability is incurred. The effective date for Statement No. 143 is for fiscal years beginning after June 15, 2002.

Statement No. 144, changes the accounting for long lived assets to be held and used by eliminating the requirement to allocate goodwill to long-lived assets to be tested for impairment, by providing a probability-weighted cash flow estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of possible future cash flows and establishing a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Statement No. 144 changes the accounting for long-lived assets to be disposed of other than the sale by requiring that the depreciable life of a long lived asset to be abandoned, be revised to reflect a shortened useful life and by requiring that an impairment loss be recognized at the date a long-lived asset is exchanged for a similar productive asset or distributed to owners in a spin-off if the carrying amount of the asset exceeds its fair

                               Delivery Now Corp.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements

                               September 30, 2001
  (Information for the three months ended December 31, 2001 and 2000 Unaudited)


9.   Recent Accounting Pronouncements-(continued)

value. Statement No. 144 changes the accounting for long lived assets to be disposed of by sale by requiring that discontinued operations no longer be measured on a net realizable value basis (but at the lower of carrying amount or fair value less costs to sell), by eliminating the recognition of future operating losses of discontinued components before they occur and by broadening the presentation of discontinued operations in the income statement to include a component of an entity rather than a segment of a business. A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally, and for financial reporting purposes, from the rest of the entity. The effective date for Statement No. 144 is for fiscal years beginning after December 15, 2001.

The Company expects that the adoption of the new statements will not have a significant impact on its financial statements. It is not possible to quantify the impact until the newly issued statements have been studied.

10.   Interim Consolidated Financial Data

The consolidated financial information as of December 31, 2001 and for the three months ended December 31, 2001 and 2000 is unaudited but has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that DNC considers necessary for a fair presentation of the consolidated financial position at these dates and the consolidated operating results and cash flows for these periods. Results for the interim periods are not necessarily indicative of the results expected for any subsequent period.

(a) In October 2001 the Company received an unsecured business installment loan of $75,000 that bears interest at a variable rate of prime minus 2% (on December 31, 2001 the interest rate was 3%). According to the terms, the loan is an interest only loan for the first twelve months and it subsequently converts to a five-year installment loan. The Company used $44,000 to pay up a 36-month loan that it currently holds with Chase and approximately $12,300 to pay up a credit line it currently holds with First Saving Bank.

(b) During December 2001 the Company completed the sale of 985,250 shares of its common stock as part of the same private placement offering that was approved in October 2000. As a result of the private placement the Company received $81,400 after costs in connection with the private placement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers.


The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporate Law ("DGCL"), as amended from time to time, indemnify its officers and directors.

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Company's Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

Article X of the Registrant's certificate of incorporation provide as follows:


                                    ARTICLE X
                      LIMITATION ON LIABILITY OF DIRECTORS;
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS;
                         PERSONAL LIABILITY OF DIRECTORS

                  (i) To the fullest extent permitted by the GCL, a director of the Corporation shall not be personally liable to he Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                  (ii) The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the GCL, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent that the Board of Directors deems advisable, as permitted by Section 145.

                  (iii) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL. For purposes of this Article X, "fiduciary duty as a director" shall include any fiduciary duty arising out of service at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

Item 25.   Expenses of Issuance and Distribution.

The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:


Securities and Exchange Commission Registration Fee        $55.00
Legal Fees                                              65,000.00
Accounting Fees                                          5,000.00
Printing and Engraving                                   3,400.00
Miscellaneous                                            1,900.00

         TOTAL                                         $75,355.00



Item 26.   Recent Sales of Unregistered Securities.

In October, 2000, the Registrant issued 2,500,000 shares of our common stock to Michael C. Conte, our President, CFO, and Chairman of the Board of Directors in exchange for the transfer from Mr. Conte of all the shares of BMW Messenger Service, Inc. to DNC.

In November, 2000, the Registrant issued 50,000 shares of our common stock to KGL Investments, Ltd., the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Company. The shares were issued in exchange for $5,000 worth of legal services rendered. The shares were valued at $.10 per share.



From December, 2000 to December, 2001, the Registrant sold 1,495,000 shares of its common stock at $.10 per share for a total of $149,500. The shares were sold to 21 accredited investors, and to 22 non-accredited investors who had access to all material information pertaining to the Company. The sales were a private transaction without registration in reliance on the exemption provided by
Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended.



In January, 2001, Michael Conte transferred 1,250,000 of his shares of common stock valued at par value $.0001 to Brian Seinwels, an employee, pursuant to an option agreement.

In September, 2001, the Registrant issued 10,000 shares of its common stock, valued at $.10 to director Steven Katz.

In June 2001, the Registrant issued 5,000 shares of its common stock, valued at $.10 to secretary and director Kenneth Coder.



In December, 2001, the Registrant issued 10,000 shares of its common stock to Jean DiFresco in a negotiated settlement for a $10,000 debt owed to her. This completly satisfied the debt. Pursuant to the settlement the shares were valued at $1.00 per share.



These securities were sold under the exemption from registration provided by
Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Item 27.   Exhibits.



  Exhibit
   Number          Description
  -------          ----------
* 3.1        --    Certificate of Incorporation
* 3.2        --    By-Laws
* 3.3        ---   Amended By-Laws
* 4.1        --    Specimen Certificate of Common Stock
  5.1        --    Form of Opinion of Counsel
*10.1        --    Stock Option Plan of 2001
*21.1        --    List of Subsidiaries
 23.1        --    Accountant's Consent
 23.2        --    Counsel's Consent to Use Opinion (included in Exhibit 5.1)

*Previously filed


Item 28.   Undertakings.

         The Registrant undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (the "Registration Statement"):

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

              (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement, including (but not limited to) the addition of an underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES




         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in New York, New York on April 1, 2002.




                                             Delivery Now Corp.


                                             By:  /s/Michael Conte
                                                  Michael Conte
                                                  President, CFO, Treasurer and
                                                  Chairman of the Board

         In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.



         Signature                  Title                          Dated
-------------------------  --------------------------------  -----------------
     /s/Michael Conte       President, CFO, Treasurer          April 1, 2002
  ---------------------
       Michael Conte        and Chairman of the Board

   /s/Kenneth Coder         Secretary, Director                April 1, 2002
  ---------------------
   Kenneth Coder

    /s/Steven Katz          Director                           April 1, 2002
  ---------------------
    Steven Katz